EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lear Contacts:

Mel Stephens

(248) 447-1624

Ed Lowenfeld

(248) 447- 4380

Lear Declares Quarterly Cash Dividend

SOUTHFIELD, Michigan, May 14, 2015 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical distribution systems, today announced that its Board of Directors has declared a quarterly cash dividend of $0.25 per share on the Company’s common stock. The dividend is payable on June 24, 2015 to shareholders of record at the close of business on June 5, 2015.

Lear Corporation (NYSE: LEA) is one of the world’s leading suppliers of automotive seating and electrical distribution systems. Lear serves every major automaker in the world, and Lear content can be found on more than 300 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 132,000 employees located in 34 countries. Lear currently ranks #177 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at www.lear.com

# # #